UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Watsco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2026 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 1, 2026

Time:	10:00 a.m., Eastern Daylight Time

Place:	Watsco, Inc. Corporate Office 2665 S. Bayshore Drive, Suite 901 Miami, Florida 33133

Purpose:
1.
For our holders of Common stock to elect one director and for our holders of Class B common stock to elect two directors.
2.
To consider and vote on the advisory resolution regarding the compensation of our named executive officers.
3.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year.
4.
To consider any other business that is properly presented at the meeting or any adjournments thereof.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 6, 2026.

Proxy Voting:

Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN
Executive Vice President and Secretary

April 24, 2026

This is an important meeting, and all shareholders of record as of April 6, 2026 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on any of the proposals contained in this Proxy Statement (other than proposal no. 3) without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of any proposal contained in this Proxy Statement (other than, in the discretion of your nominee, proposal no. 3).

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders’ Meeting to Be Held on June 1, 2026

The Company’s 2025 Annual Report and this Proxy Statement are available at: www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 6, 2026, which entitles you to vote those shares at our 2026 annual meeting of shareholders (which we refer to as our annual meeting). Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us, our, and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 24, 2026. Shareholders should review the information contained in this Proxy Statement together with our 2025 Annual Report which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual meeting will be held on Monday, June 1, 2026, at 10:00 a.m., Eastern Daylight Time at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133.

Who may attend the annual meeting?

Shareholders of record as of April 6, 2026 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring (1) a brokerage statement evidencing your share ownership as of the record date, (2) a legal proxy from the broker to vote the shares that are held for your benefit, and (3) valid photo identification.

What is the purpose of the annual meeting?

Our annual meeting will be held for the following purposes:

1.
To vote on the election of directors as follows:
a.
for the holders of Common stock to elect Ana Lopez-Blazquez to serve as a director until our 2029 annual meeting of shareholders, or until her successor is duly elected and qualified; and
b.
for the holders of Class B common stock to elect Cesar L. Alvarez and Denise Dickins to serve as directors until our 2029 annual meeting of shareholders, or until their respective successors are duly elected and qualified.
2.
To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

3.
To ratify the appointment of Deloitte & Touche LLP (referred to as Deloitte) as our independent registered public accounting firm for the 2026 fiscal year.
4.
To vote on such other business, if any, as may properly come before the meeting or any adjournments thereof.

Who may vote?

The Board set April 6, 2026 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponements or adjournments of the annual meeting.

There were 35,000,448 shares of our Common stock and 5,654,657 shares of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the 10 days immediately preceding the annual meeting, and this list will be available at the annual meeting for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Watsco established its two-class equity structure in 1986. Both our Common stock and Class B common stock are listed on the New York Stock Exchange (referred to as the NYSE) under the symbols “WSO” and “WSOB” respectively. Holders of our Common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to 10 votes per share on each matter that is submitted to shareholders for approval, except with respect to the election of directors as described below.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our number of directors (rounded up to the next whole number), which is presently three directors. Holders of our Class B common stock vote separately to elect 75% of our number of directors (rounded down to the next whole number), which is presently six directors.

Other Matters

Other than with respect to the election of directors, holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as otherwise required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, Equiniti Trust Company, LLC. Shareholders of record may vote their shares by the internet, telephone, or by mail. To vote in person, you must attend our annual meeting, bring valid photo identification, and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained by our transfer agent. If you hold shares in street name, you will receive voting instructions from your nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date, and obtain a legal proxy from your nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the annual meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•
FOR the election of each director nominees named in this Proxy Statement.
•
FOR approval of the advisory resolution regarding the compensation of our named executive officers.
•
FOR ratification of Deloitte as the Company’s independent registered public accounting firm for the 2026 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no directions, the proxy will be voted:

•
FOR the election of each director nominee named in this Proxy Statement;
•
FOR approval of the advisory resolution regarding the compensation of our named executive officers;
•
FOR ratification of Deloitte as the Company’s independent registered public accounting firm for the 2026 fiscal year; and
•
In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding shares of Common stock and Class B common stock (together referred to as common stock) as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

If less than a majority of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Second Amended and Restated By-Laws (referred to as our By-Laws), if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock or Class B common stock (as applicable) voting as separate classes to the extent they are entitled to vote on a nominee, cast “FOR” such nominee’s election.

Approval of the Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Ratification of Deloitte as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the annual meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining presence of a quorum, but abstentions will not have an effect on the outcome of any proposal.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Proposal No. 3 to ratify Deloitte as our independent public accounting firm for the 2026 fiscal year is a “routine” matter on which a broker may vote without having received instructions from the beneficial owner of such shares. On the other hand, absent instructions from the beneficial owner of shares, a broker is not entitled to vote such shares on “non-routine” matters, which include Proposal No. 1 (election of directors) and Proposal No. 2 (the advisory resolution regarding the compensation of our named executive officers) described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal No. 1) and with respect to the advisory resolution (Proposal No. 2) described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors or with respect to the advisory resolution.

If any other routine matters are properly brought before the annual meeting in addition to Proposal No. 3, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone, or in person. Our directors, officers, and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and our By-Laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible, into three equal divisions, each of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors, and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors, executive officers and director nominees and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and, in the case of directors, their qualifications, are set forth below.

Name	Age	Position	Expiration of Term
J. Michael Custer	63	Class B Director	2028
Barry S. Logan	63	Executive Vice President & Secretary and Common Director	2027
Ana M. Menendez	61	Chief Financial Officer & Treasurer
Aaron J. Nahmad	44	President, Co-Vice Chairman, and Class B Director	2027
Albert H. Nahmad	85	Chairman & Chief Executive Officer and Class B Director	2027
Valerie F. Schimel	47	Class B Director	2028
Gary L. Tapella	82	Common Director	2028

Director Nominees (1)
Cesar L. Alvarez	78	Class B Director and Co-Vice Chairman	2029
Denise Dickins	64	Class B Director	2029
Ana Lopez-Blazquez	68	Common Director	2029

(1)
Each nominee has a current term that expires on the date of the annual meeting, and, if elected at the annual meeting, will have a term expiring on the date of our annual meeting of shareholders to be held in 2029. Each nominee has been reviewed and recommended for nomination by our Nominating & Governance Committee and has consented to serve as a director if elected.

J. Michael Custer has been a valued member of our Board since 2018. As the leader of the tax services practice at Kaufman Rossin, one of the nation’s top 100 accounting firms, Mike brings a wealth of financial and tax expertise to our Board. With more than 40 years of experience advising companies across various industries, he offers proficiency in accounting, financial and tax matters, leadership development, management skills and corporate governance. As a member of the Audit Committee, Mike’s knowledge of audit, accounting and tax plays an essential role in our acquisition-related activities and long-term planning. Present Roles: Mike is the Company's Lead Independent Director, Chair of the Nominating & Governance Committee and a member of the Audit Committee.

Barry S. Logan joined Watsco in 1992 and serves as the Executive Vice President & Secretary, responsible for leading the Company's strategic initiatives and business development efforts. He has held various leadership roles during his career, including serving as Chief Financial Officer from 1997 to 2003. Mr. Logan joined our Board in March 2024 and previously served as a Watsco director from 2011 to 2018. Barry was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial, and other strategic activities. He is also the principal contact for engagement with our shareholders. He is a certified public accountant.

Ana M. Menendez joined Watsco in 1998 and has served as our Chief Financial Officer since 2003, as Assistant Secretary since 1999, and as Treasurer since 1998. As a certified public accountant, Ana oversees all financial and accounting aspects of our Company, including taxes, risk management, benefits, treasury and cash management, internal controls and other compliance activities. Ana also provides strategic guidance and direction to our Company’s operations and, over her career, has established important partnerships with our primary financial institutions. She is a current board member of the Federal Reserve Bank of Atlanta.

Aaron J. (A.J.) Nahmad joined Watsco in 2005 and has been our President since 2016 and a director since 2011. Under A.J. Nahmad’s leadership, Watsco has developed and scaled the industry’s most advanced technology platforms that have transformed the customer experience and resulted in meaningful market share gains, while also improving operating efficiencies and modernizing various internal processes into digital, data-driven processes. With a team of approximately 300 technologists, the Company continues to invest in technology adoption and use by customers, leaders, and managers throughout the marketplace. A.J. holds a B.A. from the University of Pennsylvania and an M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad, our Chairman & CEO. Present Roles: A.J. serves as our Co-Vice Chairman and is a member of the Strategy Committee.

Albert H. Nahmad is our visionary founder, and has been our leader, Chairman, and CEO since 1972. He has been instrumental in shaping Watsco’s entrepreneurial culture, expanding our business through acquisitions and fostering strategic business relationships. Under his leadership, Watsco has grown from a market capitalization of $22 million in 1989 to $13.7 billion at the end of 2025, generating a compounded annual growth rate of total shareholder return (referred to as TSR) of 17%. As an industry leader, Watsco now serves more than 130,000 active contractor customers through a network of 695 locations. Present Roles: Albert is our Chairman & CEO and Chairs our Strategy Committee.

Valerie F. Schimel joined our Board in 2022 after serving as a member of our Advisory Board since 2019. Valerie is a successful entrepreneur who has started two businesses. She is the founder and CEO of Munchkin Fun LLC, Florida's largest digital parenting publication, and the founder of Joju LLC, a producer and marketer of fashion-forward sun protective clothing. Additionally, Valerie is the President of the Albert H. and Jane D. Nahmad Family Foundation, which supports youth and education initiatives across South Florida. She is the daughter of Albert H. Nahmad. Her entrepreneurial background, technology expertise and social/community involvement make her an important member to our Board. Valerie’s presence on the Board also represents an important component of the Company’s next-generation succession planning. Present Roles: Valerie is a member of the Strategy Committee.

Gary L. Tapella joined our Board in 2025. Mr. Tapella has served on Watsco’s Advisory Board since February 2022 and previously served as a Watsco director from 2006 to 2010. Mr. Tapella retired in 2005 after a 36-year career with Rheem Manufacturing Company, one of the Company’s principal suppliers, at which he served in various leadership capacities, ultimately as President and Chief Executive Officer. Presently, he serves as an Operating Partner of One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm. Prior to joining One Rock, he was an Operating Partner at Ripplewood Holdings, LLC from 2005 to 2009. Gary’s long-standing involvement in our industry, leadership and management skills and financial acumen make him an important addition to our Board. Present Roles: Gary is a member of the Compensation Committee and the Nominating & Governance Committee.

Director Nominees

Cesar L. Alvarez has served on our Board since 1997, excluding a brief hiatus between 2015 and 2017. Cesar holds degrees in law and an MBA from the University of Florida, and is a Senior Chairman of Greenberg Traurig, P.A., an international law firm that he has helped build over his more than 53 years with the firm into one of the top ten law firms in the United States. During his tenure at the law firm, Cesar also served as CEO and Executive Chairman. He serves on boards of two other public companies: Precigen, Inc. (chair of the nominating and governance committee), a clinical stage pharmaceutical company and The St. Joe Company (member of the audit, compensation and governance committees), a long-standing Florida-based land development company. His successful track record of building and growing a large law firm, entrepreneurial spirit, business-building skills and extensive corporate governance experience make him a vital member of our Board. Present Roles: Cesar serves as our Co-Vice Chairman and as a member of the Strategy Committee.

Denise Dickins, Ph.D., has served as a Board member since 2007. As Professor Emeritus at East Carolina University, Denise brings extensive auditing, accounting and corporate governance expertise to our Board. Prior to her academic career, she worked in varying capacities for Arthur Andersen LLP, including Partner in Charge of the South Florida Audit Division and has served on the board of several publicly traded companies. Her experience as an academic, certified public accountant, and certified internal auditor has equipped her with invaluable skills in chairing our Audit and Compensation Committees. Present Roles: Denise serves as Chair of the Audit Committee and Compensation Committee and is a member of the Nominating & Governance Committee.

Ana Lopez-Blazquez joined our Board of Directors in 2023 after serving as a member of our Advisory Board since 2021. As Executive Vice President, Chief Strategy & Transformation Officer for Baptist Health, Ana has displayed strong leadership and expertise in strategy development and execution as well as business transformation. Her entrepreneurial background, established over her 37-year career at Baptist Health and her deep understanding of financial and regulatory matters make her an essential addition to our Board. Present Roles: Ana is a member of the Audit Committee and Compensation Committee.

Director Skills & Experience and Demographic Background

We are committed to retaining a Board diverse in skills, experience, thought, gender, and ethnicity. The table below details the skills and experience each director and director nominee brings to our Board, supporting the conclusion that our directors and director nominees should serve as directors:

Skills / Experience	Cesar L. Alvarez	J. Michael Custer	Denise Dickins	Barry S. Logan	Ana Lopez-Blazquez	Aaron J. Nahmad	Albert H. Nahmad	Valerie F. Schimel	Gary L. Tapella
Public Company Board Service	X		X				X
Entrepreneurial	X				X	X	X	X
Environmental and HVAC Industry				X		X	X		X
Regulation	X	X	X	X	X				X
Technology & Innovation					X	X		X
Cybersecurity					X	X		X
Social, Management, and Leadership	X	X	X	X	X	X	X	X	X
Financial Reporting and Internal Controls		X	X	X	X	X	X		X
Corporate Governance	X	X	X	X	X	X	X		X
Years on Board (non-management members)	27	8	19	n/a	3	n/a	n/a	n/a	1

The chart below reflects the gender and ethnic diversity of our directors and director nominees, along with all of Watsco’s U.S. employees, as of December 31, 2025:

	Number of Employees
	Race / Ethnicity
	Hispanic or		Not-Hispanic or Latino
	Latino		Male						Female
Job Categories	Male	Female	White	Black or African Ameri- can	Native Hawaiian or Other Pacific Islander	Asian	Amer- ican Indian or Alaska Native	Two or more races	White	Black or African Amer- ican	Native Hawaiian or Other Pacific Islander	Asian	Amer- ican Indian or Alaska Native	Two or more races	Total A-N
	A	B	C	D	E	F	G	H	I	J	K	L	M	N	O
Board of Directors	2	1	4	—	—	—	—	—	2	—	—	—	—	—	9
Executive/ Senior Level Officials and Managers	16	6	113	1	—	1	—	2	17	—	—	—	—	1	157
First/Mid Level Officials and Managers	171	64	893	79	1	14	4	9	239	20	—	6	1	16	1,517
Professionals	97	56	378	28	2	18	2	6	178	33	—	7	—	7	812
Technicians	4	—	1	—	—	—	—	—	—	—	—	—	—	—	5
Sales Workers	330	70	1,214	151	2	12	10	32	225	26	—	5	2	8	2,087
Administrative Support	34	58	95	10	—	6	—	2	176	42	2	5	1	6	437
Operatives	87	—	267	135	3	1	5	11	13	—	—	—	—	1	523
Laborers and Helpers	260	12	335	262	1	5	1	8	21	26	—	1	—	3	935
TOTAL	1,001	267	3,300	666	9	57	22	70	871	147	2	24	4	42	6,482
PREVIOUS YEAR TOTAL	1,028	264	3,416	692	9	55	22	70	910	154	2	23	4	37	6,686

CORPORATE GOVERNANCE

Corporate Governance Documents

Our internet address is www.watsco.com. Under our website’s “Investor Relations” section under the “Governance” link, you will find the following documents available free of charge:

Corporate Governance:

•
Corporate Governance Guidelines
•
Second Amended and Restated Bylaws
•
Articles of Incorporation, as amended

Policies:

•
Executive Clawback Policy
•
Securities Trading Guidelines
•
Related Party Transactions
•
Human Rights
•
Health & Safety
•
Transparency in Coverage

Board Committee Charters:

•
Audit Committee
•
Compensation Committee
•
Nominating & Governance Committee

Codes of Conduct:

•
Executive Code of Conduct
•
Employee Code of Business Ethics and Conduct

Information contained on or accessible through our website is not part of this Proxy Statement.

Overall Role of the Board

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body. The Board’s mission is to maximize long-term shareholder value. To that end, our Board oversees our business strategy and risk management process, establishes our overall corporate policies, selects and evaluates our executive management team and acts as an advisor and counselor to executive management. Our directors regularly consider and discuss important external and internal risks that may impact the Company and regularly review reports from management on various aspects of our business, including the risks summarized in our most recently filed Annual Report on Form 10-K, and strategies and tactics to address identified risks. At least annually, the Board reviews our CEO succession plan, as described in our Corporate Governance Guidelines.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition, taking into consideration the Company’s historical performance and strategies for the future. Under the leadership of Albert H. Nahmad, our Chairman & CEO since 1972, Watsco’s annual total shareholder returns (“TSR”, the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis in comparison to the S&P 500 for the following time periods as of December 31, 2025 were:

	Watsco	S&P 500
35 years	18.2%	11.2%
30 years	16.2%	10.4%
25 years	17.8%	8.8%
20 years	12.7%	11.0%
15 years	15.6%	14.1%
10 years	14.6%	14.8%

The Board believes the Company’s TSR performance reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives, while mitigating risk and confronting industry-specific and macroeconomic challenges. Over the course of his career, Mr. Nahmad has fostered a strong collaboration between the Board and management through transparency and receptiveness to new ideas and approaches, active and effective engagement with investors and other stakeholders and by cultivating the Board’s and Advisory Board’s accessibility to management. The Board has established practices that ensure robust independent oversight, active shareowner engagement and feedback as well as Board and management accountability. The Board believes the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman & CEO.

Co-Vice Chairmen of the Board. Currently Mr. Alvarez and Aaron J. (A.J.) Nahmad serve as the Co-Vice Chairmen of the Board. Their primary responsibilities are to preside at Board meetings at which the Chairman is not present and to be sufficiently engaged and prepared in all aspects of the Company in an event requiring succession. Mr. Alvarez is a long-standing member of the Board and a highly-experienced board member for other public companies over the course of his career.

Chairman & CEO Succession. We believe the Company’s sustained level of performance is directly the result of, among other things discussed below, the generational ownership of the Nahmad family. A.J. Nahmad is our CEO’s named successor and today has primary responsibility for our operating business units and their leaders, as well as the overall technology and digital transformation strategy for Watsco. He has served the Company in various capacities during his 20 years at Watsco and has served as President since 2016. He and Watsco’s technology team have been the creative force behind the Company’s industry-leading technology initiatives, which we believe have contributed significantly to the Company’s success. A.J. Nahmad and Valerie Schimel, the son and daughter of our Chairman & CEO, respectively, represent the next generation successors to Mr. Nahmad’s ownership in the Company. We believe their active involvement on the Board is critical to the long-term continuity of our operating culture and corporate governance.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance, risk management supervision and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of Lead Independent Director is currently held by Mr. Custer. As Lead Independent Director, Mr. Custer has the following duties and responsibilities:

•
Advise the Chairman as to an appropriate schedule for Board meetings.
•
Serve as Chair of the Nominating & Governance Committee and as a member of the Audit Committee.
•
Review and provide the Chairman with input regarding the agendas for Board meetings.
•
Be available for direct communication with the Company’s shareholders.
•
Call and preside over meetings of the independent directors when necessary or appropriate.
•
Preside over regularly scheduled mandatory executive sessions of the independent directors and apprise the Chairman of any issues that require his action or attention.

•
Advise on the overall effectiveness and composition of the Board, including assisting the Chairman in identifying and recruiting prospective Board members.
•
Facilitate the Board’s annual self-evaluation process.
•
Perform such other duties as the Board may from time to time determine necessary or appropriate.

Risk Oversight. The Board recognizes that it plays a critical role in the oversight of enterprise-wide and strategic risk, complementing the Company’s management team for its oversight of day-to-day operating risk. The Board has assigned risk oversight to the various Board committees, as prescribed in our Corporate Governance Guidelines. Each committee reports to the Board at each quarterly board meeting, ensuring the Board’s full involvement in carrying out its responsibility for risk management and to ensure that risks are appropriately identified, measured, monitored and addressed. A brief overview of each committee’s involvement is as follows:

•
The Audit Committee is responsible for overseeing our enterprise risk assessment process and financial reporting risks. It monitors the effectiveness of the control and risk management processes established to manage these risks. This includes Audit Committee discussions with management regarding the Company’s major risk exposures and the steps that have been taken to monitor and control those exposures, such as industry and general economic risks along with cybersecurity threats, as described in our Annual Report on Form 10-K. The Audit Committee also provides oversight over compliance and investigations of known or potential violations under our Codes of Conduct.
•
The Compensation Committee assesses the risks associated with Watsco’s executive compensation programs and make recommendations to the Board as deemed necessary or advisable in order to mitigate compensation-related risks.
•
The Nominating & Governance committee has been assigned the duty of overseeing our insider trading policy.

Enterprise Risk Assessment Process. As means to formalize and bring structure to our risk management activities, we have implemented an annual Enterprise Risk Assessment (referred to as ERA) process, which is a company-wide effort managed by key members of management, to identify, assess, manage, report, and monitor risks that may affect our ability to achieve our objectives and strategy. The process is led by our internal audit function whose activities are further overseen by the Audit Committee.

As part of the ERA process, each Watsco business unit and corporate functional department is responsible for identifying and reporting risks that are specific to its operations and, when applicable, to the Company at large. The Audit Committee and Board also discuss enterprise risks with senior management on a regular basis, including thorough reviews of compliance issues and business risks.

Cyber-Related Risks. The Audit Committee oversees the measures taken by the Company’s dedicated cybersecurity team, which is led by our Director of Data Security and under further supervision by our Chief Technology Officer, and representatives from risk management, legal, internal audit, and finance departments, to monitor material risks associated with cybersecurity threats. This role is crucial to maintaining a robust and effective culture focused on mitigating cyber-related risks. The Audit Committee is formally updated at least annually about information technology infrastructure and cybersecurity risk management and receives ad hoc updates upon request. An employee testing program is also conducted to randomly test and validate compliance with cyber-related policies and, where issues are identified, formal training is provided to mitigate cybersecurity risks in the workplace. No cyber-related events have occurred requiring disclosure in the Company’s filings with the Securities and Exchange Commission (referred to as the SEC) or that otherwise have had a material effect on, or disruption to, the Company’s operations.

Corporate Governance Guidelines. Watsco’s Board supports effective corporate governance and has over many years developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis.

Board Refreshment and Watsco’s Advisory Board. The Company’s philosophy is to establish a culture at the Board level that achieves a balance of continuity and new perspectives over the long-term. To that end, Watsco established an Advisory Board in 2019 that consists of two types of members: (a) retired Board members to enable their continued involvement thus sustaining their knowledge and expertise at the conclusion of their tenure and (b) prospective Board members who provide new input and perspective and afford the greater Board the opportunity to determine the Advisory member’s potential fit and contributions as a future board member.

The Company believes this innovative practice provides the opportunity for Board refreshment, while sustaining involvement of long-term Board members. Watsco’s current independent Board members include two former Watsco Advisory Board members (Ms. Lopez-Blazquez and Mr. Tapella). In addition, the current Watsco Advisory Board includes four retired members and three prospective Board members, all of whom meet the NYSE’s current standards for independence.

The Advisory Board is not a Board committee or otherwise a part of the Board. Advisory Board members are invited to attend Board meetings and provide their thoughts, insight and non-binding recommendations to the Board. Our Chairman & CEO has sole discretion over Watsco’s Advisory Board membership, including the number of members, duration of service and compensation, in consultation with the Nominating & Strategy Committee. The following persons comprise the current members of Watsco’s Advisory Board:

Brian E. Keeley was appointed to the Advisory Board in April 2022. He previously served as a Watsco director from 2018 to 2022. Mr. Keeley retired in 2022 as President and Chief Executive Officer of Baptist Health South Florida, Inc., the largest not-for-profit healthcare organization in South Florida, after a 50-year career. Under his leadership, Baptist Health has been named by Fortune as one of the “100 Best Companies to Work For” in America for the 27th time. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Bank of Atlanta and former Honorary Consul General for St Kitts and Nevis.

Matthew A. Love was appointed to the Advisory Board in November 2021. He is President and Chief Executive Officer of Nicklaus Children’s Health System, parent organization of Nicklaus Children’s Hospital, a nationally recognized nonprofit pediatric specialty hospital based in Miami. Mr. Love possesses more than 25 years of leadership experience in the financial and operational aspects of healthcare systems. He is a fellow in the American College of Healthcare Executives.

John A. Macdonald was appointed to the Advisory Board in June 2024. He previously served as a Watsco director from 2021 to 2024 and served as a member of our Advisory Board from 2019 to 2021. As the first employee and long-term CEO of Enercare, Inc., he demonstrated his entrepreneurial capabilities by building the company into one of the largest and most innovative home services providers in North America. Today, Mr. Macdonald serves as Chairman of Parity, Inc., a Toronto-based software company focused on reducing carbon emissions for multi-tenant buildings.

Alan H. Potamkin was appointed to the Advisory Board in November 2022. He previously served as a Watsco director from 1994 to 2000. Mr. Potamkin is President and Chairman of Potamkin Companies, one of America’s largest privately held auto dealerships. He has various real estate holdings and previously was the owner of several broadcast licenses. Presently, Mr. Potamkin invests his time working with Kristi House, a children’s sexual abuse center based in Miami.

Troy Rice was appointed to the Advisory Board in June 2021. He is President of FPL Energy Services, a subsidiary company of NextEra Energy, Inc., a leading clean energy company and a provider of value residential, commercial and public-sector products and services. NextEra Energy is the parent company of Florida Power & Light, the largest rate-regulated utility in the United States as measured by retail electricity produced and sold. Mr. Rice joined NextEra in 2002 and has held a number of leadership positions throughout his career.

Robert J. Robes was appointed to the Advisory Board in March 2025. He has served as Director of Wealth Strategists at Baird Private Wealth Management since 2023. Prior to joining Baird, Mr. Robes served as a Business Owner Advisory Strategist and Senior Wealth Planner for eight years at Wells Fargo Wealth and Investment Management. Prior to his wealth management career, Mr. Robes was a shareholder at Greenberg

Traurig, P.A. where he was an attorney for more than 15 years. He is an Adjunct Professor at St. Thomas University School of Law where he teaches a course in estate planning. Mr. Robes currently serves as a trustee of the YMCA of South Palm Beach County and is a volunteer for the Colorectal Cancer Alliance.

Steven (Slava) Rubin was appointed to the Advisory Board in March 2024. He previously served as a Watsco director from 2018 to 2024. He is the Managing Partner of humbition, an early-stage venture fund, and is also the co-founder of Vincent and Indiegogo, Inc. Mr. Rubin is a graduate of The Wharton School at the University of Pennsylvania.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with the independence rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and non-management director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that the following directors and director nominees are independent under the NYSE guidelines: Cesar L. Alvarez, J. Michael Custer, Denise Dickins, Ana Lopez-Blazquez, and Gary L. Tapella.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risks to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. There were no amendments or waivers from either code of conduct in 2025. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee.

Board Meetings and Board Attendance. The Board meets regularly during the year, and it holds special meetings and acts by unanimous written consent whenever circumstances require. During 2025, the Board held four meetings and acted by unanimous written consent six times. In 2025, all directors attended 100% of the aggregate number of meetings of the Board and the respective committees on which the directors served. Independent directors hold formal executive sessions without management present at least annually and communicate independently on an ad hoc basis. Advisory Board members are invited to attend Board meetings. All of our directors are encouraged to attend our annual meeting of shareholders, and all attended our annual meeting in 2025.

Controlled-Company; Independent Board Committees. Watsco is a “controlled company” as defined by the NYSE because, as a group, our Chairman & CEO, our President and director Valerie F. Schimel (the daughter of our Chairman & CEO) controlled 53.9% of the combined voting power of our common stock as of the record date. Although a controlled company, the Company complies with the corporate governance requirements applicable to NYSE-listed companies that are not controlled companies, including a Board composed of a majority of independent members and Compensation and Nominating & Governance Committees that are composed solely of independent directors.

Board Committees. During 2025, the Board maintained an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Strategy Committee. The full Board focuses primarily on long-term strategy, whereas Board committees focus primarily on risk management and compliance. Board members are assigned to committees based on their independence, qualifications, experience, and availability. While our goal is to rotate Board members among committees, including chairmanships, we will not sacrifice independence, qualifications, experience, and availability for rotation.

The Audit, Compensation, and Nominating & Governance Committees operate under formal charters that govern their respective duties and conduct. All such charters are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval.

The table below provides current committee membership information and the number of meetings held in 2025:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Strategy Committee
Cesar L. Alvarez				X
J. Michael Custer	X		Chair
Denise Dickins	Chair	Chair	X
Barry S. Logan
Ana Lopez-Blazquez	X	X
Aaron J. Nahmad				X
Albert H. Nahmad				Chair
Valerie F. Schimel				X
Gary L. Tapella		X	X
Number of Meetings Held	6	6	1	1

Audit Committee. All Audit Committee members meet the current standard of independence as required by the NYSE for service on the Audit Committee, and each member of our Audit Committee is an independent director within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act).

The Audit Committee’s functions include overseeing the preparation, presentation, and integrity of our consolidated financial statements and internal control over financial reporting, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established. The Audit Committee’s responsibilities additionally include, but are not limited to:

•
Discussing with management legal, financial, operational, compliance, reputational, strategic, cybersecurity, international, and environmental, social and governance risks that could have a material impact on the Company’s consolidated financial statements or SEC filings.
•
Reviewing our annual audited consolidated financial statements, quarterly consolidated financial statements, regulatory filings, earnings announcements, and other public announcements regarding our results of operations.
•
Reviewing and approving related party transactions.
•
Appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.
•
Pre-approving all non-audit services, if any, to be performed by our independent auditor.
•
Overseeing the activities of the Company’s internal audit function.
•
Overseeing the annual ERA process led by the internal audit function.
•
Establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls, or audit matters.
•
Overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.
•
Reporting to the Board at each meeting.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and all Audit Committee members qualify as “audit committee financial experts” as defined by applicable SEC rules and regulations and meet the current standard of requisite financial management expertise and independence as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to Watsco’s audited consolidated financial statements for the year ended December 31, 2025.

Compensation Committee. All Compensation Committee members meet the current standard of independence as required by the NYSE for service on the Compensation Committee, and each member of our Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee oversees our compensation programs, including our equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•
Establishing an executive compensation philosophy for the Company.
•
Designing and approving an executive compensation program that supports the Company’s executive compensation philosophy and emphasizes shareholder alignment through long-term, performance-based compensation linked to overall performance and the creation of shareholder value.
•
Evaluating how Watsco’s executive compensation programs help attract and retain top performing talent.
•
Determining the Chairman & CEO’s and President’s base salaries and incentive compensation arrangements.
•
Reviewing, administering, interpreting and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans and compensation-related policies, including the Executive Clawback Policy.
•
Conducting the performance evaluations of the Chairman & CEO and President.
•
Considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act and evaluating the relationship between risk management policies or practices and compensation.
•
Establishing a director compensation philosophy.
•
Reporting to the Board at each meeting.

Nominating & Governance Committee. All Nominating & Governance Committee members meet the current standard of independence as required by the NYSE.

Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change, or add additional activities from time-to-time to ensure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

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Assisting the Chairman and the Board by identifying individuals qualified to become Board members.
•
Identifying and recommending for the Board’s approval nominees for election to the Board by our shareholders.
•
Advising and making recommendations to the Board related to the composition and governance of the Board and its committees and the appointment of directors to committees of the Board, including chairpersons.
•
Reviewing director independence with respect to continuing and prospective directors.
•
Overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Nominating & Governance Committee.

•
Evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance, and overall board effectiveness.
•
Making regular reports to the Board.

Strategy Committee. The Strategy Committee is responsible for the oversight of Watsco’s strategic initiatives and growth opportunities and confers with the Board regarding major opportunities, threats, and other policy matters. The Strategy Committee focuses primarily on long-term matters rather than day-to-day operations.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members, and by management or Advisory Board members. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. If a Board member is a candidate for re-election, then the Nominating & Governance Committee considers all aspects of such candidate’s qualifications and skills in the context of the Company’s needs at that point in time, as well as such person’s experience, unique perspectives and diversity. While not an exclusive list, the Nominating & Governance Committee considers the following when evaluating a candidate for director:

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Commitment to representing the long-term interests of the Company’s shareholders.
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Technological savvy and experience with digital transformation.
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Entrepreneurial background including successful business-building and governance skills.
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Familiarity with laws and regulations, including environmental matters, applicable to our business.
•
Demonstrated leadership ability, including a track record of talent development.
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Personal and professional ethics, integrity, and values.
•
Finance and accounting expertise.
•
Practical wisdom and sound judgment.
•
Available time to commit to the activities of the Board.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, except for the management directors, their independence.

The Nominating & Governance Committee will consider candidates recommended by our shareholders pursuant to written applications submitted to the Nominating & Governance Committee, c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. The information required to be included in any such recommendation is set forth in our By-Laws, and the general qualifications and specific qualities and skills established by the committee for directors are described above. Although we have not adopted a formal policy regarding the consideration of Board candidates recommended by our shareholders, the Board believes that the procedures set forth in our By-Laws are currently sufficient.

Director Election-Majority Vote. Director nominees are elected by shareholders based on a majority vote, voting as separate classes.

Director Compensation Philosophy. Consistent with our executive compensation philosophy described below, we measure success by our ability to create shareholder value over long periods of time. Accordingly, our director compensation program is designed to align director compensation with long-term shareholder returns. We also recognize that the required amount of Board member effort depends on several variables, including committee membership, and therefore varies among Board members.

Director Compensation. Director compensation is awarded from time to time in the form of stock options at the discretion of the Board’s Chairman. Options vest over a two-year period and expire on the fifth-year anniversary of the grant. We do not provide any tax gross-ups to our directors, all of whom are solely responsible for their respective tax obligations that result from their compensation for Board service. Directors are reimbursed for reasonable expenses incurred with their activities as directors, including attendance at director-education seminars and conferences.

Our designated Lead Independent Director is the chair of our Nominating & Governance Committee. He receives no additional compensation as Lead Independent Director. Management directors do not receive any compensation for their service on the Board.

The following table sets forth the total compensation received by our non-management directors in 2025:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	Total ($)
Cesar L. Alvarez	—		$157,642	$157,642
J. Michael Custer	$5,000	(1)	—	$5,000
Denise Dickins	$50,000	(2)	—	$50,000
Ana Lopez-Blazquez	—		—	—
Valerie F. Schimel	—		—	—
Gary L. Tapella	—		$256,962	$256,962

(1)
Represents fee for service as Chair of the Nominating & Governance Committee.
(2)
Represents fees for service as Chair of the Audit and Compensation Committees.

The following summarizes outstanding stock option awards and the intrinsic value of such awards for each non-management director as of December 31, 2025:

Name	Outstanding Option Awards	Intrinsic Value as of December 31, 2025
Cesar L. Alvarez	1,500	—
J. Michael Custer	2,000	—
Denise Dickins	—	—
Ana Lopez-Blazquez	2,000	$19,540
Valerie F. Schimel	4,000	$306,680
Gary L. Tapella	3,500	$69,480

Minimum Stock Ownership Requirement for Directors and Officers. To align the interests of our directors and NEOs with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

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Each director must own Watsco stock or Watsco-linked equity with a value of at least $100,000.
•
Our NEOs each must own Watsco stock or Watsco-linked equity with a value of at least five-times the individual’s base salary.

Our directors and NEOs have two years from the date they became directors or NEOs to comply with these ownership requirements. Compliance with the minimum stock ownership level is determined on the date on which the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month and adding the intrinsic value of stock options held at December 31. As of December 31, 2025, all our directors and NEOs satisfied these minimum requirements. The number of shares of common stock beneficially owned by our directors and NEOs as of the record date is summarized in the Stock Ownership Table below.

Director Tenure and Board Member Evaluation. Directors may be re-elected at the end of their respective terms and, although there are no established guidelines for term limits or mandatory retirement of Board members, our Chairman & CEO evaluates individual Board member performance in consultation with the Nominating & Governance Committee and addresses whether a director’s tenure should continue. With respect to our non-management directors and director nominees, as of the date of this Proxy Statement, three have served on the Board for more than five years (Mr. Alvarez, Mr. Custer, and Dr. Dickins) and three have served on the Board for less than five years (Ms. Lopez-Blazquez, Ms. Schimel, and Mr. Tapella).

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during its meetings, including during sessions held by the Company’s independent directors.

Shareholder Proposals; Universal Proxy Card. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2027 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 25, 2026. Any shareholder proposal submitted other than for inclusion in the proxy materials, or to nominate a person for election as a director, for that meeting must be delivered to us no sooner than February 1, 2027 and no later than March 3, 2027, or such proposal will be considered untimely. Any such proposal must contain all the information required by our By-Laws.

If a matter is properly brought before our 2027 annual meeting of shareholders, and we did not have notice of such matter prior to March 10, 2027, then we may vote in our discretion as to the proposal all the shares for which we have received proxies for the 2027 annual meeting of the shareholders.

In addition, for shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Exchange Act, shareholders must provide notice to us no later than April 2, 2027, containing the information required by Rule 14a-19 under the Exchange Act; however, Rule 14a-19’s notice requirement does not override or supersede the longer notice period established by our Amended and Restated Bylaws, and the longer period contained in our Amended and Restated Bylaws controls.

Shareholder Engagement. The Board and management consider institutional shareholders as partners in our business and actively engage and communicate with them throughout the year. This engagement is accomplished through a combination of events, including investor days (during which directors, officers, and a variety of leaders attend and participate), one-on-one investor meetings, analyst and institutional conferences, non-deal road shows, telephone conferences, headquarter visits, and field trips to our business units. Our overall philosophy is to provide consistent and meaningful access and build relationships with a long-term time horizon in mind. This engagement is not just held with investment decision-makers, but also with institutional shareholders’ corporate governance leaders.

In 2025, we met with approximately 225 institutions, including approximately 100 with investments in our Company. We attended 13 investor conferences, hosted a well-attended Investor Day in December 2025 in Miami, and collaborated with the analyst community on several non-deal roadshows. In addition, we communicated with the primary proxy advisory services to discuss the Company’s track record, cultural foundations, and our unique use of restricted shares as part of our compensation philosophy. More information can be found at www.watsco.com in the Investor Relations section.

Communications with the Company and the Board. Interested parties may communicate with the Company by letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or by e-mail to info@watsco.com.

Interested parties may also communicate with our Board by calling (800) 4WATSCO in the U.S. and leaving a message for the Lead Independent Director, or by e-mailing our Lead Independent Director at presidingdirector@watsco.com. Regardless of the method used, the Lead Independent Director will view the unedited message and determine how to relay your message to other members of the Board.

Environmental, Social, and Governance

Watsco is committed to understanding and exceeding the expectations of our employees, customers, suppliers, and shareholders. As stakeholder expectations change and evolve, including around environmental, social, and governance matters, we are committed to changing and evolving with them and we have a strong foundation upon which to do so.

Environmental

Our company and our customers are all capable of driving change that is good for the consumer, good for the environment, and good for our business. The products we sell have a direct and meaningful impact on overall energy consumption and CO2e emissions. As consumers replace older existing HVAC systems, particularly with high-efficiency systems, consumers save on energy costs and reduce greenhouse gas emissions. Current and future federal and state regulatory changes will influence what products consumers choose from and how contractors present innovative solutions to homeowners.

To that end, we are partnering with OEMs and suppliers to invest in more tools, technology and training for our customers to capitalize on this important opportunity. Our industry has much to contribute to this endeavor – and as a leader we are committed to doing our part. For information related to our impact on the environment please read our Sustainability Report, which can be found in the Corporate Responsibility section of our website at www.watsco.com.

Talent Attraction, Development, and Retention

Our culture celebrates talent sharing, career development, and agility across the Company. We provide a wide variety of opportunities for professional growth and talent development for all employees, including online training, on-the-job experience, mentorships, and education tuition assistance.

We are committed to ensuring equal access to, and participation in, employment and advancement opportunities, regardless of race, color, religion, national origin, age, disability, veteran or military status, pregnancy status, sex, gender identity, sexual orientation, or marital status. We value and foster an equal opportunity environment that promotes innovative solutions and cultivates high-performing, engaged teams that collaborate to achieve our strategic goals. You can find our human rights policy on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

Workforce Health and Safety

We continuously strive to improve all aspects of our work practices. We actively support a culture of safety and wellness for the benefit of our employees and their families along with our customers. Providing a safe and healthy work environment is a business priority and is core to our values. Health and safety are an essential part of a broader workforce strategy that reduces the risk of harm to employees and helps them remain healthy, engaged, and productive.

To build and sustain a culture based on these principles, our commitment to safety and wellness is incorporated into the incentive structure of our key operational leaders. For wellness, we measure employee engagement in completing an annual physical to help ensure that our philosophical values are put into action. For safety, we measure and carefully evaluate incidents related to workers compensation, vehicle accidents, and injuries to third-parties, and we continuously seek to improve safety measures intended to reduce the number of such incidents. You can find our health and safety policies on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

Certain Relationships and Related Person Transactions

Our Audit Committee continuously monitors relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest and may use outside legal counsel to assist in such determination. As required under SEC rules, transactions in which we are a participant and that involve an amount in excess of $120,000 and in which any related person had or will have a direct or indirect material interest are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process whereby it must pre-approve all related party transactions.

The Audit Committee considers the following factors, among others, in determining whether to approve transactions:

•
The interests of all related persons in the transaction.
•
Whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.
•
The materiality of the transaction to the Company.
•
The role the related person played.
•
The structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee reviewed and approved the use of Greenberg Traurig, P.A. (“GT”), which performed compliance-related legal services during 2025. Mr. Alvarez, a director, is a Senior Chairman of GT. GT has annual revenues of nearly $3 billion and Watsco paid GT approximately $128,000 for services performed in 2025. We anticipate this arrangement will continue. Mr. Alvarez has not provided any legal or other services on behalf of the Company during his tenure as a director, and he did not have a material direct or indirect interest in such payments.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the common stock on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as may be required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval, and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 6, 2026. As of the record date, we had 35,000,448 shares of Common stock and 5,654,657 shares of Class B common stock issued and outstanding.

Name and Address	Common stock Beneficially Owned (2)		Class B common stock Beneficially Owned (2)		Combined Percentage of Voting
of Beneficial Owner (1)	Shares	Percent	Shares	Percent	Power
Shareholders owning more than 5% of either class of common stock:

Capital International Investors (3)	4,704,748	13.4%	—	—	5.1%
BlackRock, Inc. (4)	3,785,198	10.8%	—	—	4.1%
FMR LLC (5)	1,966,899	5.6%	—	—	2.1%
Abigail P. Johnson (6)	1,966,899	5.6%	—	—	2.1%
Directors, Director Nominees and Named Executive Officers:

Albert H. Nahmad (7)	92	*	4,286,778	75.8%	46.8%
Aaron J. Nahmad (8)	4,578	*	560,610	9.9%	6.1%
Barry S. Logan (9)	31,802	*	113,037	2.0%	1.3%
Ana M. Menendez (10)	70,527	*	44,904	*	*
Cesar L. Alvarez (11)	1,400	*	—	—	*
J. Michael Custer (12)	5,552	*	—	—	*
Denise Dickins (13)	21,638	*	—	—	*
Ana Lopez-Blazquez (14)	2,293	*	—	—	*
Valerie F. Schimel (15)	5,494	*	257,468	4.6%	2.8%
Gary L. Tapella (16)	3,995	*	—	—	*
All directors, director nominees and executive officers as a group (10 persons) (17)	145,877	0.4%	5,088,437	90.0%	55.7%

* Less than 1%.

(1)
Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.
(2)
Percentages are based on 35,000,448 shares of Common stock and 5,654,657 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of

Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)
Based on Schedule 13G/A filed on February 13, 2026. Capital International Investors, an investment advisor, has sole dispositive power over 4,704,748 of such shares and sole voting power over 4,659,912 of such shares. The address of Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(4)
Based on Schedule 13G/A filed on November 8, 2024. BlackRock, Inc., a parent holding company, has sole dispositive power over 3,785,198 of such shares and sole voting power over 3,597,143 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)
Based on Schedule 13G/A filed on February 5, 2026. FMR LLC, a parent holding company, has sole dispositive power over 1,966,899 of such shares and sole voting power over 1,185,175 of such shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(6)
Based on Schedule 13G/A filed on February 5, 2026, Abigail P. Johnson, a director and the chairman and chief executive officer of FMR LLC, has sole dispositive power over 1,966,899 of such shares.
(7)
The number of shares of Common stock indicated consists of shares owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 206,976 shares held by Colón Boy L.P., a limited partnership over which Mr. Nahmad maintains effective control, (ii) 2,577,411 shares owned by various family-related trusts, (iii) 440,000 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (iv) 902,006 shares issued under Restricted Stock Agreements held by My Pal Al, L.P., a limited partnership over which Mr. Nahmad maintains effective control, and (v) 160,385 additional shares issued under Restricted Stock Agreements held by The Albert H. Nahmad Declaration of Trust, a trust over which Mr. Nahmad maintains effective control.
(8)
The number of shares of Common stock indicated consists of (i) 1,494 shares owned by the Albert H. and Jane D. Nahmad Foundation, Inc. (the “Family Foundation”), a charitable organization, over which Mr. Nahmad shares voting power as a member of its board with other family members, including Valerie F. Schimel, (ii) 1,408 shares directly owned, (iii) 1,150 shares owned by Mr. Nahmad’s spouse, and (iv) 526 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 305,993 shares issued under Restricted Stock Agreements, (ii) 174,360 shares owned by the Family Foundation, (iii) 64,237 shares directly owned, and (iv) 16,020 shares owned by custodial accounts for his children over which Mr. Nahmad is the custodian.
(9)
The number of shares of Common stock indicated consists of (i) 30,000 shares directly owned and (ii) 1,802 shares owned pursuant to the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 70,000 shares directly owned and (ii) 43,037 shares issued under Restricted Stock Agreements.
(10)
The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,573 shares owned pursuant to the 401(k) Plan, and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 40,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.
(11)
The number of shares of Common stock indicated consists of (i) 400 shares directly owned and (ii) 1,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2021 Incentive Compensation Plan (referred to as the 2021 Plan).
(12)
The number of shares of Common stock indicated consists of (i) 3,552 shares directly owned and (ii) 2,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan.
(13)
The number of shares of Common stock indicated consists of shares directly owned.
(14)
The number of shares of Common stock indicated consists of (i) 293 shares directly owned and (ii) 2,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan.
(15)
The number of shares of Common stock indicated consists of (i) 1,494 shares owned by the Family Foundation, a charitable organization, over which Ms. Schimel shares voting power as a member of its board with other family members, including Aaron J. Nahmad and (ii) 4,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan. The number of shares of Class B common stock indicated consists of (i) 174,360 shares owned by the Family Foundation, (ii) 67,088 shares directly owned, and (iii) 16,020 shares owned by custodial accounts for her children over which Ms. Schimel is the custodian.
(16)
The number of shares of Common stock indicated consists of (i) 1,661 shares owned in an Individual Retirement Account and (ii) 2,334 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan.
(17)
The amounts above for Aaron J. Nahmad and Valerie F. Schimel include shares owned by the Family Foundation. This total only includes those shares once.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2025, all applicable Section 16(a) filing requirements were complied with on a timely basis, except that Messrs. Aaron J. Nahmad and Albert H. Nahmad each inadvertently filed one Form 4 one day late, reporting two transactions, in the case of Aaron J. Nahmad, and one transaction in the case of Albert H. Nahmad.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information as of December 31, 2025 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information (1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	207,699 (2)	$334.28	2,670,229	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	207,699	$334.28	2,670,229

(1)
See Note 10 to the consolidated financial statements included in our 2025 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)
Composed solely of Common stock.
(3)
Composed of 2,244,920 shares reserved for issuance under the 2021 Plan and 425,309 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview. The Company’s 30-year total shareholder return (TSR) performance ranks among the highest for all public companies (see data outlined below). We believe this performance, sustained over decades and achieved across several economic cycles is the direct result of our ownership culture, which directly aligns the long-term interests of our shareholders with our employees. The cornerstones of our ownership culture include:

•
The extension of Watsco equity-ownership opportunities to substantially all employees.
•
The generational ownership of the Nahmad family, which provides continuity of our culture, business strategy and focus.
•
The long-term compensation structure of key leaders and managers throughout Watsco, which directly aligns value creation among our employees with our shareholders over decades.
•
The ability to attract, retain and motivate the industry’s largest community of talent for the duration of their careers.
•
The emphasis on restricted share-based incentives that do not vest until retirement age or later; accordingly, the ultimate value realized by the recipients is highly dependent on shareholder returns over a very long period of time.

Our ownership culture also motivates our employees to think and act like owners, especially in terms of managing risk, with a long-term view in mind. A summary of the Company’s broad-based equity programs, excluding equity held by our named executive officers, is as follows:

	Year Established	Number of Participants	Equity Value at 12/31/25
Watsco’s 401k Plan	1984	4,156	$48 million
Restricted Stock Program	1997	156	$251 million
Stock Option Program	1983	209	$70 million
Watsco’s Employee Stock Purchase Plan	1996	990	$16 million

Our executive compensation program is an extension of this ownership culture, fortifying the principle that compensation should be aligned entirely with generating long-term shareholder value. We believe Watsco’s strong performance has been driven by this culture. Since entering the HVAC/R distribution industry in 1989, Watsco has built the largest company in its industry and has generated cumulative TSR of 31,819% (17% compounded annual growth rate over a 36-year period).

Our Unique Use of Restricted Stock with Long-Term Vesting. Our approach to long-term equity-based compensation is unique. Recipients of restricted stock include our named executive officers (NEOs) as well an additional 156 key employees working throughout Watsco’s network. Whereas most companies grant equity with three-to-four-year vesting periods, Watsco’s restricted share grants cliff-vest at the end of an employee’s career (age 62 or older). This philosophy provides the opportunity for equity awards to appreciate in value over considerably longer periods and enable wealth-building in direct alignment with our shareholders.

The direct result of our unique use of restricted stock means our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their entire careers with the Company. Restricted share awards are subject to significant market, performance and forfeiture risks. During the vesting period, shares of restricted stock include the right to vote and the right to receive dividends. If an employee that holds restricted shares leaves the Company (other than by death or long-term disability), the employee forfeits 100% of his or her restricted shares.

We believe awarding restricted shares that vest at retirement age balances strategic risk-taking and long-term value creation, sustains the ownership culture over generations of leaders and aligns their interests with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

The Company began granting restricted shares to its NEOs and other key employees in 1997. Since inception, approximately 92% of the restricted shares awarded have either vested or remain unvested with only 8% forfeited by former employees. We believe this performance over a nearly 30-year period, especially when matched with the Company’s financial performance, is a testament to the effectiveness and value of our ownership culture.

Incentive compensation potentially earned by our NEOs consists solely of awards of restricted stock. On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 13 years. Unvested restricted stock awards for our Chairman & CEO vest between 2026 (at age 86) and 2032 (at age 92). Unvested restricted stock awards for our President do not begin to vest until 2043 (at age 62). This long-term vesting demonstrates the program’s unique nature and the long-term focus of the Company’s compensation philosophy.

Watsco’s Named Executive Officers (NEOs). This compensation discussion and analysis (referred to as CD&A) explains the executive compensation program for our NEOs. It also describes the Compensation Committee’s process for making compensation decisions in 2025. Our NEOs are as follows:

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	53
Aaron J. (A.J.) Nahmad	President	20
Barry S. Logan	Executive Vice President & Secretary (EVP)	34
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	27

2025 Business Performance

•
Sales of $7.2 billion versus $7.6 billion in 2024.
•
Operating income decreased 8% to $720 million (operating margin of 10.0%).
•
Earnings per share of $12.25 in 2025 versus $13.30 in 2024.
•
Operating cash flow of $570 million versus $773 million in 2024.
•
Dividend payments in 2025 increased 12% (our 51st consecutive year of paying dividends).
•
Debt-free balance sheet with $733 million in cash and short-term investments as of December 31, 2025.
•
Ranking among the Fortune 500® 2025 companies of #486.(1)

(1)
From Fortune. © 2025 Fortune Media (USA) Corporation. All Rights Reserved. Used under license.

Philosophy & Performance

Executive Compensation Philosophy. We measure success by our ability to create shareholder returns over long periods of time. The vision and leadership of our entrepreneurial business leaders (our NEOs as well as our business unit leadership) are at the core of our performance, and it is their continued commitment to drive sustainable growth that we believe will contribute to our ongoing success. To this end, we must attract, motivate and retain high-caliber talent.

Concentrated Use of Long-Term Restricted Stock. As noted above, the only incentive compensation that may be awarded to our NEOs is awards of restricted stock, which cliff-vest at retirement age or later. Given the long time periods until vesting, the awards are subject to significant market, performance and forfeiture risks, which means that our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company.

The Company believes this balance of risk and reward over long periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting or annual cash payouts and effectively aligns the development of a leader’s wealth with shareholder wealth. The program also serves as an important method to retain leaders for the duration of their careers.

Communication & Engagement with Institutional Shareholders Regarding Ownership Culture. The Company actively engages with its shareholders to educate and solicit feedback about its ownership culture and its unique use of Watsco restricted stock. This communication is provided through formal communication of relevant data included in our investor materials (e.g. as found on www.watsco.com). Watsco’s senior leaders met with approximately 225 institutions during 2025 through attendance at 13 industry conferences, hosting an Investor Day in Miami, collaboration with the investment analyst community, and through informal investor inquiries. In addition, we communicate and receive feedback from the primary proxy advisory services and other key stakeholders of the Company. Based on these discussions, Watsco believes its unique philosophy is well-known, well-accepted and most importantly, well-respected by the Company’s various stakeholders.

Overall Performance. TSR measures share price appreciation including the reinvestment of dividends. The Company views TSR as the most fundamental measure of long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (referred to as CAGR) in comparison to a variety of public-company market indices as of December 31, 2025, was as follows:

*30-year period data not available.

Our 10-year, 15-year, 20-year, 25-year, 30-year, and 35-year TSR (18.2%), demonstrate the sustained level of performance of our Company over widely varying periods of time, which we believe is the direct result of, among other things previously discussed, our ownership culture and emphasis of restricted share-based incentives with our NEOs and other members of our leadership team of stock that does not vest until an employee’s retirement age or later.

Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2025	1,698
Number of these companies that exceed 10% 30-year CAGR for TSR	344
Number of these companies that exceed 15% 30-year CAGR for TSR	95
Watsco’s rank for TSR out of the 1,698 companies studied	#61

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance and includes many shareholder-friendly features, such as:

•
Clawback policy.
•
Prohibition on short sales, hedging, and pledging of our common stock.
•
No significant perquisites.
•
No severance agreements.
•
No employment agreements, other than with our Chairman & CEO.
•
Minimum stock ownership requirement for Directors and Officers.
•
Cap on the value of equity compensation that may be earned by our Chairman & CEO and President.
•
No defined benefit program or supplemental executive retirement plans.
•
No backdating or repricing of equity-based awards.
•
Routine consultation with independent compensation advisors.
•
Annual independence assessment of advisors to the Compensation Committee.
•
Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

Mitigation of Compensation-Related Risk. Watsco’s Compensation Committee, in concert with management, has examined the compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on Watsco. In conducting this examination, the Compensation Committee and management have reviewed the compensation programs and evaluated the impact of such programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•
Approval by our Board of Directors and the Compensation Committee of significant compensation plans and programs;
•
Oversight by the Compensation Committee of compensation programs for NEOs, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;
•
Regular scrutiny of performance and compliance with policies and procedures by the NEOs;
•
Monitoring by the Audit Committee of specific asset areas and by internal audit and finance department personnel; and
•
Considerably longer than typical vesting periods for equity-based compensation to encourage long-term thinking.

Furthermore, as discussed below, the Compensation Committee regularly consults with outside advisors who specialize in executive compensation to obtain third-party analysis and perspective on Watsco’s compensation philosophy and any associated risks. Because of the controls in place, we have concluded that there are minimal unmitigated risks created by our compensation policies, plans and practices that motivate or encourage behavior that is reasonably likely to have a material adverse effect on Watsco.

Determination of Executive Compensation. The Board has delegated to our Compensation Committee the responsibility for determining the compensation structure of our Chairman & CEO and our President. For our other NEOs, our Chairman & CEO determines their compensation after review and consultation with the Compensation Committee. The Compensation Committee currently consists of three independent directors appointed by the Board. The Board and Compensation Committee have the opportunity to meet with the NEOs during the year, which provides an independent evaluation of individual performance.

The Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to periodically provide advice, relevant market data, various peer group comparisons and best practices with respect to the compensation of our Chairman & CEO and President. The Compensation Committee assessed the independence of Pearl Meyer based on the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is raised by its work for the Compensation Committee.

Elements of Executive Compensation. We believe that executive compensation should be entirely aligned with the Company’s performance, particularly over long periods of time. As such, the Company’s executives are rewarded when the Company creates shareholder value. The result of this philosophy is a compensation structure that consists of base salaries and restricted stock-based incentives that do not vest until an employee’s retirement age or later. Therefore, the value realized by our NEOs is highly dependent on shareholder returns over a very long time. As required by the applicable rules, restricted stock grants are shown at grant date fair value in the Summary Compensation Table.

Base Salary. Base salary is designed to reasonably compensate the NEOs for their day-to-day performance. When considering the level of each NEO’s salary, the executive’s roles and responsibilities, experience, potential and performance are considered. These factors are not weighted. Salaries paid to the NEOs in 2025 did not change from the prior year given the Company’s philosophy to emphasize use of long-term equity awards as the primary means to reward performance over the long term:

Base Salary	2025	2024	Change
Albert H. Nahmad	$600,000	$600,000	—
Aaron J. Nahmad	$600,000	$600,000	—
Barry S. Logan	$435,000	$435,000	—
Ana M. Menendez	$350,000	$350,000	—

Dividends & Voting. During the vesting period for restricted stock awards, recipients receive cash dividends at the same rate as unrestricted shares of common stock, ensuring alignment with all shareholders. Given these cash dividends, we do not pay any cash compensation to our NEOs other than their base salaries. Annual dividend payments are evaluated and declared by the Board and are contingent upon the Company’s performance, financial position and the effectiveness of managing risks over time. Accordingly, our NEOs are motivated, both on a short-term and long-term basis, to achieve performance that sustains and grows our dividends, consistent with our objective of creating long-term shareholder value. Restricted stockholders vote their shares on matters that our shareholders are entitled to vote.

Restricted Stock Awards. Our restricted stock program is administered through the 2021 Plan. Awards may be in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period.

Generally, restricted shares of Class B common stock are awarded to our NEOs as Watsco’s Board considers generational continuity, stability and cultural consistency as critical factors to the Company’s future success. This philosophy has proven rewarding for the Company’s long-term shareholders as evidenced by the Company’s TSR track record.

The Company believes other stakeholders, including our largest OEM partners, have also been similarly rewarded over decades, and have cemented long-term commitments to the Company, based on the stability and generational continuity of our leadership and management. As described in the Company’s most recently filed Annual Report on Form 10-K, Watsco’s strategic OEM relationships include Carrier Global, Rheem Manufacturing, Daikin Industries, Mitsubishi Electric, Pentair plc, Gree Electric Appliances, Lennox International, and Bosch Group. Overall, the Company’s top ten suppliers accounted for 85% of its purchases, including 62% from Carrier (a supplier since 1997) and 8% from Rheem (a supplier since 1989). The stability and consistency achieved by our ownership culture have been important to our OEM relationships, and we believe critical to our future performance.

The following table summarizes the restricted stock awards held by our NEOs as of the record date. As shown, the full holding period of restricted shares held by our NEOs on a weighted average basis ranges from 14.6 years up to 23.7 years, demonstrating considerably longer vesting periods as compared to typical vesting periods of three to four years. The data also summarizes the number of years since shares were granted, averaging more than 15 years ago:

Name	Common Shares	Class B Common Shares	Weighted Average Number of Years Since the Grant Date	Weighted Average Years Remaining Until Cliff-Vest Date	Weighted Average Full Holding Period
Albert H. Nahmad	—	1,502,391	14.5 years	1.9 years	16.4 years
Aaron J. Nahmad	—	305,993	6.1 years	17.6 years	23.7 years
Barry S. Logan	—	43,037	13.6 years	1.0 year	14.6 years
Ana M. Menendez	40,000	40,037	19.2 years	1.5 years	20.6 years

Comparator Group Compensation. In evaluating the Company’s compensation program, the Compensation Committee considered comparisons to three groups of companies: (a) 15 “industry” comparators, representing companies with which Watsco may compete for executive talent (b) 26 “30-Year High Performance” comparators representing highly-successful, entrepreneurial companies that have achieved long-term TSR growth rates similar to the Company and (c) the S&P 500. As described above, the Company’s 30-year TSR ranks #61 out of 1,698 public companies. In formulating the 30-Year High- Performance Group, the businesses with market capitalizations between $5.1 billion and $24.4 billion as of December 31, 2025 were included given that their “mid-cap” characteristics are similar to the Company. Data related to the 30-Year High-Performance Group is considered relevant given the sustained outperformance of these companies. Comparator group statistics for the groups of companies are as follows:

	Industry Group	30-Year High Performance Group	Group S&P 500	Watsco
Median sales	$7.6 billion	$3.9 billion	$14.2 billion	$7.2 billion
Median market capitalization	$11.4 billion	$12.6 billion	$39.2 billion	$13.7 billion

The percentile ranking for our Chairman & CEO’s salary and total direct compensation in 2024 and 2025 in comparison to the three comparative groups is as follows:

	Industry Group	30-Year High Performance Group	S&P 500
2024 Chairman & CEO salary	Lowest	11th percentile	5th percentile
2024 Chairman & CEO total direct compensation	20th percentile	21st percentile	6th percentile
2025 Chairman & CEO salary	Lowest	11th percentile	5th percentile
2025 Chairman & CEO total direct compensation	Lowest	Lowest	2nd percentile

The Committee relied on Pearl Meyer, its 2025 independent compensation consultant, to provide benchmark data for the comparator groups. The role of management in selecting the comparator groups was limited to providing general comments on the relevance of each company in the group. The comparative companies for the industry and 30-year high performance are listed below:

Industry Group		30-Year High Performance Group

Applied Industrial Technologies	Lennox International Inc.	AAON, Inc.	Middleby Corporation
Beacon Roofing Supply Inc.	Masco Corporation	Badger Meter, Inc.	NVR, Inc.
Boise Cascade Company	Owens Corning	CACI International Inc Class A	Pool Corporation
Builders First Source, Inc.	Pool Corporation	Clean Harbors, Inc.	RadNet, Inc.
EMCOR Group, Inc.	Resideo Technologies, Inc.	Cooper Companies, Inc.	Reliance, Inc.
Fastenal Company	United Rentals, Inc.	Curtiss-Wright Corporation	Repligen Corporation
Fortune Brands Innovations, Inc.	W.W. Grainger, Inc.	Deckers Outdoor Corporation	SPX Technologies, Inc.
Hubbell Incorporated		Dycom Industries, Inc.	Sterling Infrastructure, Inc.
		Expeditors International of Washington, Inc.	Stifel Financial Corp.
		FirstCash Holdings, Inc.	Texas Pacific Land Corporation
		Graco Inc.	Tyler Technologies, Inc.
		HF Sinclair Corporation	Williams-Sonoma, Inc.
		Jabil Inc.	Woodward, Inc.

Comparator benchmark data is used by the Compensation Committee as part of its annual analysis and overall assessment of executive compensation. Weight is also given to our unique compensation structure that focuses entirely on the use of restricted stock with longer vesting periods than other comparative companies. The comparator group benchmark data serves as only one reference point used by us when making compensation decisions. We believe that analyzing pay and performance information is an important component of our executive compensation decision-making process.

Use of Objective Performance Measures to Determine Share-Based Compensation. The Compensation Committee has instituted two annual performance measures to determine the potential amount of share-based compensation that may be awarded to the Chairman & CEO and President. The Compensation Committee believes the use of annual measures, matched with long-term vesting, provides an effective balance that rewards both short-term performance and long-term shareholder returns.

We believe these criteria create a balance of the short-term (i.e. the amount of the award is determined using annual criteria) and the long-term (i.e. the vesting periods stretch into the future). Criteria used to determine annual grants are as follows:

(i)
the increase in annual earnings per share (referred to as EPS) and;
(ii)
an increase in Watsco’s stock price.

If either measure increases, then restricted stock is awarded for that year. If neither measure increases, then no restricted stock is awarded for that year. For example, no awards were granted to our Chairman & CEO in 2025, 2008, or 2007 due to EPS and stock price performance during those years.

We believe these are objective criteria, fundamentally understood and require no interpretation. The Compensation Committee recognizes that external factors can influence our stock price in the short term, with equal probability that such external factors can be positive or negative. A greater consideration is that the ultimate value of an award under our cliff-vesting program is not known on the date of the award – but rather only on the date on which it vests, which can be years or even decades after an award. Short-term external factors become irrelevant over such a long period of vesting, and solely the Company’s long-term performance determines the ultimate value of the restricted stock awards.

Common stock price is the closing date price of Watsco’s shares as reported by the NYSE. EPS is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles (referred to as GAAP). Generally, we do not consider any “non-GAAP” adjustments to EPS that have the effect of increasing EPS; however, in 2022, the Company received an unusual tax benefit associated with the vesting of 975,622 shares of restricted stock. In accordance with GAAP, this benefit had the effect of increasing EPS for 2022 by $1.21 per share.

We excluded such benefit in determining the change in 2022’s diluted EPS for purposes of assessing the performance of the Chairman & CEO and President and for purposes of measuring EPS growth for 2023 versus 2022. Please see the Appendix on page A-1 for information regarding non-GAAP measures.

Compensation & Long-Term Incentive for Our Chairman & CEO. The Chairman & CEO’s compensation is composed of base salary and a potential award of long-term restricted shares. Consistent with our view that long-term performance should drive the vast majority of NEO compensation, our Chairman & CEO is not eligible for short-term cash incentive awards. Mr. Nahmad’s 2025 base salary was $600,000, which was unchanged from 2024.

In terms of his long-term restricted share award, the Compensation Committee determines annual performance measures within the first 90 days of each calendar year and formalizes such factors in an amendment to the Chairman & CEO’s employment agreement (such agreement and amendments are referred to together as the Employment Agreement). The 2025 amendment to the Employment Agreement was filed with the SEC as Exhibit 10.1(bb) to our Annual Report on Form 10-K on February 28, 2025. We refer to this amendment as the 2025 Amendment.

The 2025 performance award, if any: (a) shall be made through a grant of restricted Class B common shares with a cliff-vest date of October 15, 2032, subject to forfeiture prior to this date as set forth in the restricted stock agreement; (b) is subject to his employment for the entire year unless the Compensation Committee specifically determines otherwise; (c) is subject to a maximum annual grant value of $20 million; and (d) shall use the following performance factors to determine the amount of the award:

EPS growth

(i) No incentive is earned if 2025 EPS did not exceed $13.30(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2025 (if less than $13.97(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2025 (if equal to or greater than $13.97(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $473.89(3) on December 31, 2025, or

(ii) $1,200 in value awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if less than $568.67(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if equal to or greater than $568.67(4))

(1)
Represents 2024 EPS.
(2)
Represents a 5% increase over 2024’s EPS.
(3)
Represents the closing price of Watsco’s Common stock at December 31, 2024.
(4)
Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2024.

Watsco’s 2025 EPS was $12.25 per share and the price of its Common stock was $336.95 as of December 31, 2025, therefore no long-term incentive award was earned for 2025.

The Compensation Committee reviews all terms of the compensation program annually, in light of the Company’s performance, financial position and other factors.

Compensation & Restricted Stock Awards for Our President. Our President’s 2025 compensation program included (a) a base salary of $600,000, which was unchanged from 2024 and (b) a potential long-term incentive award in the form of restricted Class B common stock, which cliff-vest on October 17, 2043, based on the same performance criteria as our Chairman & CEO as described above, and was limited to a maximum annual grant value of $10 million. No long-term incentive award was earned for 2025.

Our President’s Three-Year Performance Award for 2024 (referred to as the 2024 RSUs) was $1.4 million. The conversion of the 2024 RSUs into shares of Class B restricted stock is subject to the achievement of the following three-year growth targets for the period ending December 31, 2026:

Average Annual Three-Year Increase in Watsco’s Share Price (2024 through 2026)	RSU Conversion Factor
0%	0%
10%	100%
20% (maximum)	200%

Our President’s Three-Year Performance Award for 2023 (referred to as the 2023 RSUs) was $2.5 million. The average stock price performance growth over the three-year period ended December 31, 2025 was 18%. The Compensation Committee determined an RSU conversion factor based on 89% of the value that would have been earned if the three-year average stock price growth had been 20%. Accordingly, the 2023 RSUs were converted into 13,955 shares of restricted Class B common stock with a gross value of $4.7 million that cliff-vest on October 17, 2043. $98 in cash was also paid in lieu of a fractional share.

Restricted shares of Class B common stock issued upon conversion of the RSUs are subject to the terms, conditions and risks of forfeiture described above and contained within the related restricted stock agreements.

Valuation of Restricted Shares. Restricted shares granted in 2025 are presented in the Summary Compensation Table at grant date fair value, calculated in accordance with FASB ASC Topic 718; however, due to the unusually long vesting periods (18 years for new grants to our President) and associated market and forfeiture risks, the present value of such awards is likely significantly less.

Awards to Our Other NEOs. The Chairman & CEO considers and recommends restricted share awards to our other NEOs, which are subject to the review and approval of the Compensation Committee. The decision to grant restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria:

•
The Company’s performance and the individual’s personal contribution toward such performance.
•
The current level of equity held by the NEO.
•
The NEO’s role and tenure with the Company.
•
The NEO’s prospective retirement age (which is generally when vesting occurs).

No new awards were made to our EVP or CFO in 2025. Based on the closing market prices of Watsco’s shares on December 31, 2025, our EVP held 43,037 unvested restricted shares with a value of $14.6 million and our CFO held 80,037 unvested restricted shares with a value of $27.0 million, representing the cumulative share awards granted to them during their tenure with the Company (net of shares previously vested). In addition, our EVP and CFO received cash dividends of $11.70 per share during 2025 attributable to their respective restricted stock grants.

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees. NEOs are eligible for a comprehensive annual executive physical.

Personal Aircraft Usage. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 90 hours during 2025), of which 25 hours were approved by the Compensation Committee to be allocated to the President for personal use. We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine personal use of the aircraft. The value of personal use of the Company aircraft is determined according to the Internal Revenue Service guidelines and is included in annual compensation, which may be different than the Company’s incremental variable operating cost of such use. In terms of providing this perquisite, the Compensation Committee has considered the tangible benefits of achieving time-savings, efficiency and effectiveness given the extensive travel demands of the Company’s business.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO.

Severance Plan. We do not have severance agreements with any of our NEOs, except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Insider Trading Policy. We have adopted an insider trading policy that governs the purchase, sale and/or any other dispositions of the Company’s securities by the Company and its directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable exchange listing standards. A copy of our Insider Trading Policy was filed with the SEC as Exhibit 19 to our 2024 Annual Report on Form 10-K.

Clawback Policy. The Company maintains a clawback policy whereby the Company requires that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation in the event of a material restatement, whether intentional or not, of the Company’s consolidated financial statements or if the NEOs engaged in fraud or criminal misconduct related to the Company or its business. Our Executive Clawback Policy was filed with the SEC as Exhibit 97.1 to our 2023 Annual Report on Form 10-K. This policy describes the circumstances under which Executives of the Company, as defined therein, inclusive of our NEOs, will be required to repay or return erroneously awarded compensation to the Company.

Stock Option Backdating & Repricing. We do not backdate or reprice, and have never backdated or repriced, stock option awards.

Hedging and Pledging of Shares Prohibited. Directors and NEOs are prohibited from entering into hedging transactions related to Watsco shares or pledging shares as collateral for any loans.

Policies and Practices Related to the Grant of Certain Equity Awards. In response to Item 402(x)(1) of Regulation S-K, we have not granted new awards of stock options, stock appreciation rights, or similar option-like instruments within four business days before or one business day after the release of a Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or Current Report on Form 8-K that discloses material nonpublic information. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by us. In the event that we determine to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.

Certain Tax Considerations. For 2025, Internal Revenue Code (“IRC”) section 162(m) limited our deduction to $1.0 million for annual compensation paid to covered employees, as defined in IRC section 162(m). The Committee believes that the Company’s interests are best served by maintaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible under the IRC.

Risk Considerations in our Compensation Programs. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation. including our equity-based compensation plans. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company. See “Mitigation of Compensation Related Risk” above.

Consideration of Shareholder Advisory Vote on Executive Compensation

Shareholders are asked annually to cast a non-binding advisory vote to approve the executive compensation of our NEOs. In 2025, we presented our shareholders with an advisory proposal to approve the compensation of our NEOs. A majority of votes cast by our Common shareholders and Class B shareholders voted in favor of the proposal (85% of Common shareholders and 94% of the combined votes cast). The Compensation Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this CD&A, when considering executive compensation arrangements, including any changes to the executive compensation program. The next advisory vote to approve the executive compensation of our NEOs will be held on June 1, 2026 at the annual meeting. Please see Proposal No. 2 contained in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Denise Dickins, Ana Lopez-Blazquez, and Gary L. Tapella served on the Company’s Compensation Committee in 2025. During 2025, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our NEOs served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chair
Ana Lopez-Blazquez
Gary L. Tapella

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2025, 2024, and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total Compensation ($)
Albert H. Nahmad Chief Executive Officer	2025	$600,000	—	—	—	$233,620	$833,620
	2024	$600,000	—	$5,450,010	$390	$327,431	$6,377,831
	2023	$600,000	—	$9,999,807	$193	$458,336	$11,058,336
Aaron J. Nahmad President	2025	$600,000	—	$4,728,652	$98	$140,415	$5,469,165
	2024	$600,000	—	$9,357,044	$756	$15,125	$9,972,925
	2023	$600,000	—	$12,499,848	$152	$14,750	$13,114,750
Barry S. Logan Executive Vice President	2025	$435,000	—	—	—	$14,025	$449,025
	2024	$435,000	—	—	—	$13,025	$448,025
	2023	$435,000	—	—	—	$14,515	$449,515
Ana M. Menendez Chief Financial Officer	2025	$350,000	—	—	—	$8,750	$358,750
	2024	$350,000	—	—	—	$8,625	$358,625
	2023	$350,000	—	—	—	$8,250	$358,250

(1)
The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. The annual expense for the 2025 restricted stock award to be included in the Company’s annual financial results is approximately $249,000 for Aaron J. Nahmad’s restricted stock award (vesting date is October 17, 2043). Although the awards are presented in the Summary Compensation Table at grant date fair value computed in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Shares of restricted stock awarded include the right to vote and the right to receive dividends. For additional information, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2025 Annual Report on Form 10-K.
(2)
Represents the cash amount paid in lieu of a fractional share in connection with annual equity awards.
(3)
For Albert H. Nahmad, “all other compensation” paid in 2025 includes (i) the 401(k) Plan matching contribution of $8,750, (ii) health insurance benefits, including a comprehensive annual physical, of $25,581, and (iii) incremental variable operating costs of $199,289 related to Mr. Nahmad’s personal use of our aircraft pursuant to his Employment Agreement. For Aaron J. Nahmad, “all other compensation” in 2025 includes (i) the 401(k) Plan matching contribution of $8,750, (ii) a comprehensive annual physical of $7,500, and (iii) incremental variable operating costs of $124,165 related to Mr. Nahmad’s personal use of our aircraft. For Mr. Logan, “all other compensation” in 2025 comprises $7,500 for a comprehensive annual physical and the 401(k) Plan matching contribution. For Ms. Menendez, “all other compensation” in 2025 comprises the 401(k) Plan matching contribution.

2025 Grants of Plan-Based Awards

This table provides information with respect to grants of plan-based awards to our NEOs for 2025.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Aaron J. Nahmad	12/31/23	—	—	—	—	—	—	13,955	(2)	$4,728,652

(1)
The grant date fair value of the restricted stock award represents the total amount of share-based compensation expense that will be recognized over the vesting period, October 17, 2043. The annual expense to be included in the Company’s financial results in prospective years is approximately $249,000 for Aaron J. Nahmad’s restricted stock award. Although such awards are presented in the above table at grant date fair value calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Shares of restricted stock awarded provide the recipient with the right to vote and the right to receive dividends on such shares.
(2)
Represents our President’s 2023 Three-Year Performance Award. For further information, see the discussion in the CD&A above.

Outstanding Equity Awards at December 31, 2025

The following table summarizes stock awards outstanding at December 31, 2025 for the NEOs. All such awards represent restricted stock. There were no other equity awards outstanding for the NEOs at December 31, 2025.

	Restricted Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Albert H. Nahmad	1,502,391	$509,085,190	—
Aaron J. Nahmad	292,038	$98,957,076	$2,800,000
Barry S. Logan	43,037	$14,583,087	—
Ana M. Menendez	80,037	$27,044,537	—

(1)
For Aaron J. Nahmad, excludes 13,955 shares earned for the 2023 Three-Year Performance Award, that was issued in 2026.
(2)
The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2025, as reported by the NYSE. Shares vest upon dates specified in the restricted stock agreements or upon earlier death, disability or upon a change in control of the Company. See “CD&A – Governance, Compensation Actions & Summary of Details – Long-Term Share-Based Incentive Compensation” for additional information on the vesting dates of outstanding awards.
(3)
Represents the maximum value of RSUs related to our President’s 2024 Three-Year Performance Award that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance for the three-year periods ending December 31, 2026. As of December 31, 2025, the achievement level with respect to these measures was estimated at the maximum. Accordingly, the value of the RSUs that are expected to convert into shares of Class B restricted stock reported in the table reflects the amount based on maximum performance. The actual number of RSUs that will convert to Class B restricted stock for the 2024 Three-Year Performance Award is not yet determinable.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. If vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2025 (inclusive of share awards earned with respect to 2025), along with the amount of unrecognized share-based compensation that would be recognized in our consolidated statement of income. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time of a change in control.

Name	Restricted Stock (1)	Unrecognized Share-Based Compensation (2)
Albert H. Nahmad	$509,085,190	$35,818,519
Aaron J. Nahmad	$103,685,728	$57,489,619
Barry S. Logan	$14,583,087	$851,532
Ana M. Menendez	$18,620,787	$467,607

(1)
This value is based on the respective closing prices on the NYSE for shares of our Common stock ($336.95) and Class B common stock ($338.85) on December 31, 2025, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), may result in tax benefits for the Company.
(2)
Represents the amount of share-based compensation expense that would be immediately recognized in the event of accelerated vesting.

PAY RATIO

As a result of the rules the SEC adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the total annual compensation of our CEO to the median total annual compensation of our employees for the year ended December 31, 2025. The methodology used to identify the median employee and the compensation measure used for this analysis are described below.

Identification of Median Employee

As permitted by the SEC rules, the median employee utilized for this pay ratio disclosure for 2025 is the same employee identified and used for the 2023 CEO pay ratio, as there were no significant changes to our employee population, pay plans, or circumstances that would reasonably result in a significant change to the CEO pay ratio.

In 2023, we selected December 31, 2023, as the date for identifying our median employee. To identify the median employee, we included all active employees (excluding the CEO) as of December 31, 2023, which consisted of 7,478 individuals, with 6,870 employees located in the U.S. and 608 located outside of the U.S. We then excluded our 193 non-U.S. employees from Mexico as permitted by the SEC’s de minimis exemption, which allows for exclusion of employees in countries outside of the U.S. where a small number of our employees are located, to identify the median employee.

Compensation Measure

The compensation measure used for employees (excluding the CEO) was total annual cash compensation for 2023, which comprised base salary, bonus, commissions, and other cash payments including overtime pay and auto allowance, if applicable, all of which was gathered from company payroll data. We annualized compensation for active employees who worked only a partial year during 2023. Compensation for employees in Canada was converted into U.S. dollars using the weighted average exchange rate for the year ended December 31, 2023. The compensation measure used for our CEO was total annual compensation as required by the SEC for reporting in the Summary Compensation Table.

The 2025 total annual compensation of our CEO was $833,620 and the median employee, excluding our CEO, was $67,582, resulting in a ratio of 12:1. This pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their respective compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our philosophy is to pay our employees competitively with comparable positions in the applicable labor market. We follow this approach in all the countries in which we operate whether it be a senior management level position or hourly job at one of our 695 locations. By doing so, we believe we maintain a high quality, more stable workforce.

PAY VERSUS PERFORMANCE

As a result of rules the SEC adopted as required by Dodd-Frank, we are providing the following: (1) tabular compensation and performance disclosures for 2025, 2024, 2023, 2022, and 2021 (Pay versus Performance Table); (2) an unranked list of four performance measures that we consider to be our most important measures used to align Compensation Actually Paid (referred to as CAP) to our NEOs for 2025 to Company performance; and (3) additional disclosure relative to the relationship between the CAP set forth in the Pay versus Performance Table and each of the performance measures set forth in the Pay versus Performance Table and between the Company’s and the Peer Group TSR, in each case over 2021-2025.

For further information concerning our executive compensation philosophy and how executive compensation is aligned with the Company’s performance, refer to the CD&A.

Pay versus Performance Table

			Average		Value of initial fixed $100 investment based on:
Year	Summary compensation table total for CEO (1)	CAP to CEO (2)	summary compensation table total for non-CEO NEOs (3)	Average CAP to non-CEO NEOs (4)	Cumulative TSR (5)	S&P 400 Industrials Index Cumulative TSR (6)	Net income (7)	EPS (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$833,620	$(272,073,148)	$2,092,313	$(21,339,681)	$170.85	$191.48	$587,588,000	$12.25
2024	$6,377,831	$186,362,103	$3,593,192	$28,306,262	$234.18	$169.56	$635,740,000	$13.30
2023	$11,058,336	$265,777,742	$4,640,838	$35,470,387	$206.89	$149.41	$634,139,000	$13.67
2022	$11,093,941	$(80,040,484)	$3,869,292	$(3,773,733)	$116.89	$113.68	$703,696,000	$14.20
2021	$10,672,518	$199,630,477	$4,320,542	$16,803,335	$142.06	$128.45	$498,735,000	$10.78

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Albert H. Nahmad, our CEO since 1972, and our principal executive officer, for each corresponding year in the total column of the Summary Compensation Table (“SCT”).
(2)
The dollar amounts reported in column (c) represent the amount of CAP to our CEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. The following adjustments were made to our CEO’s total compensation for each year as reported in the SCT to determine the CAP:

Year	Reported SCT total for CEO	Reported value of equity awards (a)	Year-end fair value of outstanding and unvested equity awards granted in the year (b)	Year-over-year change in fair value of outstanding unvested equity awards (c)	Fair value at vesting date of equity awards granted and vested in the year (d)	Year-over-year change in fair value of equity awards granted in prior years that vested in the same year (e)	Fair value at the end of the prior year of equity awards forfeited in the year (f)	Dividends paid on equity awards in current year prior to vesting (g)	CAP to CEO
2025	$833,620	—	—	$(290,457,743)	—	—	—	$17,550,975	$(272,073,148)
2024	$6,377,831	$(5,450,010)	$5,450,010	$164,361,895	—	—	—	$15,622,377	$186,362,103
2023	$11,058,336	$(9,999,807)	$9,999,807	$240,536,763	—	—	—	$14,182,643	$265,777,742
2022	$11,093,941	$(9,999,901)	$9,999,901	$(75,214,733)	—	$(34,234,576)	—	$18,314,885	$(80,040,484)
2021	$10,672,518	$(9,999,877)	$9,999,877	$170,971,417	—	—	—	$17,986,542	$199,630,477

The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following:

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Restricted Stock Awards” column in the SCT for the applicable year for our CEO.
(b)
The year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year.
(c)
The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year.
(d)
For awards that are granted and vest in the same applicable year, the fair value as of the vesting date.
(e)
For awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. For 2022, the decrease is due to a decline in Class B common stock price from $306.82 at December 31, 2021 to $271.73 at October 15, 2022, which impacted the fair value of vested restricted stock.
(f)
For awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year.
(g)
The dollar value of dividends paid on restricted stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Albert H. Nahmad, who has served as our CEO since 1972) in the total column of the SCT in each applicable year. The NEOs (excluding our CEO) used to calculate the average amounts in each applicable year are Aaron J. Nahmad, Mr. Logan, and Ms. Menendez.
(4)
The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding our CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. The following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year as reported in the SCT to determine the CAP, using the same methodology described above in footnote 2 immediately above:

Year	Average SCT total for non- CEO NEOs	Average reported value of equity awards	Year-end average fair value of outstanding and unvested equity awards granted in the year	Year-over-year average change in fair value of outstanding unvested equity awards	Average fair value at vesting date of equity awards granted and vested in the same year	Year-over-year average change in fair value of equity awards granted in prior years that vested in the year	Average fair value at the end of the prior year of equity awards forfeited in the year	Average dividends paid on equity awards in current year prior to vesting	Average CAP to non-CEO NEOs
2025	$2,092,313	$(1,576,217)	$1,576,217	$(25,050,419)	—	—	—	$1,618,425	$(21,339,681)
2024	$3,593,192	$(3,119,015)	$3,119,015	$17,116,258	—	$5,578,400	—	$2,018,412	$28,306,262
2023	$4,640,838	$(4,166,616)	$4,205,393	$29,037,720	—	—	—	$1,753,052	$35,470,387
2022	$3,869,292	$(3,333,250)	$3,276,738	$(9,026,173)	—	—	—	$1,439,660	$(3,773,733)
2021	$4,320,542	$(3,742,765)	$3,750,159	$11,281,327	—	—	—	$1,194,072	$16,803,335

(5)
Cumulative TSR is calculated by (i) dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (ii) the difference between the price of Watsco’s Common stock at the end and the beginning of the measurement period by the price of Watsco’s Common stock at the beginning of the measurement period.
(6)
Given our position as the largest and only publicly traded distributor of HVAC/R equipment, parts and supplies in North America, our unique, sole line of business, the nature of our customers (air conditioning and heating contractors), and the products and markets we serve, we cannot reasonably identify an appropriate peer group; therefore, the peer group used for this purpose is the S&P 400 Industrials Index, a published industry index, because it more closely relates to the industry in which we operate.
(7)
The dollar amounts reported represent the amount of net income reflected in our audited consolidated financial statements for the applicable year rounded to the nearest hundred thousand.
(8)
For 2022, amount represents Adjusted EPS, a non-GAAP measure, which is EPS excluding the impact of a $1.21 per share tax benefit resulting from our CEO’s vesting of 975,622 restricted shares of Class B common stock on October 15, 2022. See the Appendix on page A-1 for information regarding non-GAAP measures.

Financial Performance Measures

As described in greater detail in CD&A, our executive compensation program is highly dependent on long-term shareholder returns. The measures that we use for our long-term awards are selected based on an objective of incentivizing our NEOs to increase the value of our Company for our shareholders. The financial performance measures listed below represent an unranked list of the most important performance measures used to align CAP to our NEOs for 2025 and Company performance.

Long-Term Incentive: EPS Common stock price

Analysis of the Information Presented in the Pay Versus Performance Table

While we use financial and non-financial performance measures to align executive compensation with our performance, not all of those performance measures are presented in the Pay Versus Performance Table. Moreover, we generally seek to incentivize long-term performance and therefore do not specifically align our performance measures with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. See discussion of the relationships between information presented in the Pay Versus Performance Table below.

Compensation Actually Paid and Cumulative Total Shareholder Return

The CAP vs. Cumulative TSR graph below depicts the amount of CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) over the five years 2021-2025. The alignment of CAP with our cumulative TSR over the period presented is the result of a significant portion of the CAP to our NEOs being composed of restricted awards that cliff-vest at retirement, in particular CAP to our CEO, as he has served as our CEO since 1972 and holds a significant amount of restricted stock.

Compensation Actually Paid and Net Income

As illustrated by the graph below, the CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) is generally aligned with the Company’s net income over the five years presented in the Pay Versus Performance Table, except for 2022. In 2022 the CAP to our CEO and our other NEOs declined due to a stock price decline comparing December 31, 2022, to December 31, 2021. Also, 2022 net income included a $49.0 million tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022.

We do not use net income as a performance measure in our executive compensation program.

Compensation Actually Paid and Earnings Per Share

As illustrated by the following graph, the CAP to our CEO and the average CAP to our NEOs as a group (excluding our CEO) is generally aligned with our EPS over the five years presented in the Pay Versus Performance Table. While we use several performance measures for the purpose of evaluating the performance of our NEOs, we have assessed and determined that EPS is the most important performance measure used to link NEO’s CAP to Company performance, followed by stock price. In support of this determination, 100% of the annual long-term incentive for our CEO and President have been linked to EPS and stock price performance.

* For 2022, amount represents Adjusted EPS, a non-GAAP measure, which is EPS excluding the impact of a $1.21 per share tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022. See the Appendix on page A-1 for information regarding non-GAAP measures.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended for nomination, and the Board of Directors nominated, the following persons for election as members of our Board of Directors at the annual meeting of shareholders.

Name	Term Expiring
Common stock
Ana Lopez-Blazquez	2029 annual meeting of shareholders

Class B common stock
Cesar L. Alvarez	2029 annual meeting of shareholders
Denise Dickins	2029 annual meeting of shareholders

The section titled “Directors & Executive Officers” beginning on page 5 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should serve as directors of the Company.

We believe that each of these directors possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our shareholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background, and professional experience, together they comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding on the Company; however, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The Board encourages shareholders to read the Compensation Discussion and Analysis, including the tables that follow, to review the correlation between compensation and performance.

The Board remains committed to sound corporate governance practices and shares the interest of shareholders in maintaining effective executive compensation. The Board believes that our executive compensation program, which focuses on the Company’s long-term value, has a proven record of effectively aligning the objectives of our named executive officers with those of our shareholders while simultaneously helping us retain our senior leadership team.

We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Watsco’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected and appointed Deloitte as our independent registered public accounting firm for the 2026 fiscal year. Deloitte has served as Watsco’s independent registered accounting firm since 2023. In selecting Deloitte as the Company’s independent registered accounting firm for 2026, the Audit Committee considered several factors, including:

•
The professional qualifications of Deloitte, the lead audit partner, and other key engagement personnel.
•
Deloitte’s independence and its processes for maintaining its independence.
•
The appropriateness of Deloitte’s fees for audit services.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Deloitte to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion at any time.

A representative of Deloitte is expected to attend the annual meeting of shareholders and will have the opportunity to make a statement, if he or she desires to do so, and answer appropriate questions, if any.

The Audit Committee and the Board believe that the appointment of Deloitte as our independent registered accounting firm for the 2026 fiscal year is in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2026 FISCAL YEAR.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by our independent registered public accountants for the years ended December 31, 2025 and 2024. There were no audit-related fees or other fees billed to us by our independent registered public accountants for the years ended December 31, 2025 and 2024.

Deloitte & Touche LLP

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2025	$2,550,000	—	3,612	—	$2,553,612
2024	$2,461,500	—	—	—	$2,461,500

KPMG LLP

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2024	$185,000	—	$494,000	—	$679,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted. The Audit Committee pre-approved all services provided by our independent registered public accountants for the years ended December 31, 2025 and 2024.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, the independent registered public accounting firm submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim consolidated financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of consolidated financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by our independent registered public accountants in 2025 or 2024.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting, and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related, or Tax Service. There were no other non-audit services provided by our independent registered public accountants in 2025 or 2024.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Denise Dickins, and members, J. Michael Custer and Ana Lopez-Blazquez. The Board has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and each has been designated as an audit committee financial expert, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, is any of them an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s consolidated financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation, and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

In 2025, the Audit Committee formally met and held discussions with management, the Company’s Senior Director of Internal Audit and Compliance, and Deloitte, the Company’s independent registered public accounting firm, six times. In addition, members of the Audit Committee engaged in numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed with management, internal auditors, and the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements, interim consolidated financial statements, system of internal control over financial reporting (including technology infrastructure and cybersecurity risks), and policies and procedures designed to reduce the likelihood of events of non-compliance with applicable rules and regulations. These discussions included consideration of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including the item reported as a Critical Audit Matter in the report of the independent auditor. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and Deloitte, and throughout the year routinely met outside of the presence of management with both internal audit and Deloitte to discuss their respective audit results, evaluations of internal controls, and the overall quality of financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with Deloitte those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from Deloitte disclosing such matters.

The Audit Committee also discussed with Deloitte the firm’s independence from the Company and its management team and reviewed the written disclosures and the letter from Deloitte pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with Deloitte’s independence.

Based upon the reviews and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

AUDIT COMMITTEE

Denise Dickins, Chair
J. Michael Custer
Ana Lopez-Blazquez

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN
Executive Vice President and Secretary

April 24, 2026

Appendix

CALCULATION OF NON-GAAP FINANCIAL MEASURES

We have included in this Proxy Statement the performance metric Adjusted EPS for the year ended December 31, 2022, which is used for our pay versus performance disclosure and is not calculated in accordance with U.S. GAAP. The metric should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies.

We calculated Adjusted EPS as GAAP-based diluted EPS of $15.41 for the year ended December 31, 2022, and excluded the impact of $1.21 per share tax benefit derived from our Chairman & CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022, resulting in Adjusted EPS of $14.20. No adjustments were necessary related to GAAP EPS for 2025, 2024, 2023 or 2021. Additionally, this benefit was not considered in determining the change in diluted EPS for purposes of assessing the 2022 or 2023 long-term incentive award for the Chairman & CEO or President.

WATSCO, INC. 2665 SOUTH BAYSHORE DR., SUITE 901 MIAMI, FL 33133 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V94132-P50183 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WATSCO, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Director Nominee: For Against Abstain Ana Lopez-Blazquez The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve the advisory resolution regarding the compensation of our named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year. NOTE: In their discretion, on any matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V94133-P50183 COMMON STOCK WATSCO, INC. Annual Meeting of Shareholders June 1, 2026 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, the proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common Stock, par value $.50, of WATSCO, INC., a Florida corporation (the "Company"), in the manner set forth on the reverse side. The undersigned is entitled to vote at the 2026 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 1, 2026, at 10:00 AM EDT, and at any and all adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

WATSCO, INC. 2665 SOUTH BAYSHORE DR., SUITE 901 MIAMI, FL 33133 WATSCO, INC. 2665 SOUTH BAYSHORE DR., SUITE 901 MIAMI, FL 33133 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V94134-P50183 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WATSCO, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Cesar L. Alvarez 1b. Denise Dickins For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. To approve the advisory resolution regarding the compensation of our named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year. NOTE: In their discretion, on any matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V94135-P50183 CLASS B COMMON STOCK WATSCO, INC. Annual Meeting of Shareholders June 1, 2026 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, the proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $.50, of WATSCO, INC., a Florida corporation (the "Company"), in the manner set forth on the reverse side. The undersigned is entitled to vote at the 2026 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 1, 2026, at 10:00 AM EDT, and at any and all adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side